Exhibit 99.B(h)(7)

AMENDMENT NO. 1

TO

ADMINSTRATION AGREEMENT

BETWEEN

RUSSELL FUND SERVICES COMPANY

AND

SSgA FUNDS

This Amendment No. 1 (the “Amendment”) amends the Administration Agreement (“Agreement”) dated January 1, 2008 by and between Russell Fund Services Company, a Washington corporation (the “Administrator”) and the SSgA Funds, a Massachusetts business trust (the “Funds”).  The Funds is an open-end investment management company registered under the Investment Company Act of 1940, as amended.  The Administrator acts as administrator for the Funds pursuant to the terms of the Agreement.  The Funds and the Administrator now desire to amend the Agreement as provided herein:

1.                                       Section 3 to the Agreement is hereby amended to delete the text from the colon following the word “will” on the third line of Section 3 through the text “shareholder inquiries.” in subsection (f) of Section 3 is and replace it with “provide services to the Funds as described on Schedule C to this Agreement”.

2.                                       The Agreement is hereby amended to append the attached Schedule C to the Agreement.

3.                                       Effective Date.  The effective date of this amendment shall be July 14, 2008.

4.                                       Other Terms.  All other terms of the Agreement shall remain in full force and effect.

Dated this 15th day of July, 2008.

SSgA FUNDS	RUSSELL FUND SERVICES
COMPANY

By	By
Ellen Needham	Mark E. Swanson
Vice President	Director – Fund Administration

SCHEDULE C - ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the control, supervision, authorization and direction of the Funds’ Board of Trustees (the “Board”) and, in each case where appropriate, the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Administrator:

General Services

a.                                       Monitor and coordinate the activities of the other service providers of the Funds, including the distributor, adviser, custodian, transfer agent, the Funds’ outside counsel and independent accountants, as well as coordination of the Funds’ compliance efforts and support for the Funds’ chief compliance officer;

b.                                      Upon request, report to the Board regarding the activities of each of the service providers;

c.                                       Assist the Funds in preparing for and handling regulatory examinations, inquiries and investigations, including working closely with counsel to the Funds and counsel to the trustees that are not “interested persons” of the Funds under the 1940 Act (“Independent Trustees”);

d.                                      Provide and maintain office facilities for the Funds (which may be in the offices of the Administrator or an affiliate);

e.                                       Furnish for the Funds a Secretary and one or more Assistant Secretaries as provided by the Funds’ Bylaws, if so appointed by the Board, who shall perform corporate secretarial services as provided in the Bylaws, including assisting in the coordination of Board meetings and the preparation and distribution of materials and reports for meetings of the Board, the Independent Trustees and committees of the Board;

f.                                         Provide suitable personnel to serve as officers of the Funds as provided by the Funds’ Bylaws, if so qualified and appointed by the Board; and

g.                                      Except as otherwise provided in this Schedule C, monitor and generally assist in all aspects of the Funds’ operations and provide mutually agreed reports to the Fund’s Chief Compliance Officer, service providers, provided, however, that nothing contained herein shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the Funds’ affairs.

Without limiting the generality of the foregoing, the Administration Services will also include the following duties:

Fund Administration Treasury Services

h.                                      Monitor and coordinate all aspects of the Funds’ accounting functions, including, without limitation, internal controls over financial reporting, income and expense accruals, accounts receivable and payable, portfolio valuation (including monitoring compliance with Rule 2a-7 as well as reviewing and reporting on asset valuations), securities lending, interfund lending, Rule 12b-1 and certain servicing payments and the Independent Trustees’ deferred compensation plan;

i.                                          Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund counsel where applicable, all necessary financial information that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-CSR, Form N-Q and other of the Funds’ regulatory filings and quarterly reports to the Funds’ Board (as mutually agreed upon by the Board, Counsel to the Independent Trustees, the Funds’ Counsel or the Funds investment adviser, as appropriate), including tax footnote disclosures where applicable;

j.                                          Coordinate and, subject to the authority of the Funds’ Audit Committee, direct the audit of the Funds’ financial statements, including (subject to the review and approval of the Fund’s Audit Committee) the negotiation of engagement letters, preparation of supporting workpapers and other schedules, and (2) make such reports and recommendations to the Board or its Audit Committee concerning the performance of the Funds’ independent accountants as the Board or the Audit Committee may reasonably request;

k.                                       Prepare, in cooperation with and subject to review by the Funds’ investment adviser and Fund counsel where applicable, the Funds’ periodic financial reports required to be filed with the SEC on Forms N-SAR and N-CSR and financial information required by Form N-1A and periodic updates thereto, proxy statements and such other reports, forms or filings as set forth in section (y) hereto and as may be mutually agreed upon;

l.                                          Prepare for review by an officer of the Funds, the Funds’ annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, review calculations, submit for approval by officers of the Funds and arrange for payment of the Funds’ expenses, review calculations of fees paid to the Funds’ investment adviser, custodian, fund accountant, distributor, and transfer agent, and obtain authorization of accrual changes and expense payments;

m.                                    Provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the Registration Statement for the Funds, including quarterly compliance reporting to the Funds’ officers as well as preparation of Board compliance materials;

n.                                      Provide total return performance data for each Fund, including such information on an after-tax basis, calculated in accordance with all applicable securities laws and regulatory requirement, and as may be reasonably requested by the Funds’ management;

o.                                      Prepare and disseminate information related to reviews of the Funds’ service providers, vendor surveys and other related information as reasonably requested;

p.                                      Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment to the SEC by the Funds;

q.                                      Periodically review the Funds’ internal controls over financial reporting, conduct periodic meetings of the Funds’ Disclosure Controls and Procedures Committee, including the representation of the Administrator in such meetings, and otherwise administer the Funds’ Disclosure Controls and Procedures as well as the Charter of the Disclosure Controls and Procedures Committee;

r.                                         Maintain certain books and records of the Funds as required under Rule 31a-1(b) of the 1940 Act and as may be mutually agreed upon;

s.                                       Consult with the Funds’ officers, fund accountant, independent accountants and, when necessary or appropriate, the Funds counsel, custodian, advisor and transfer agent in establishing the accounting policies of the Funds;

t.                                         Oversee the determination and publication of the Funds’ net asset value in accordance with the Funds’ policy as adopted from time to time by the Board;

u.                                      Provide, or through the Funds other service providers coordinate the provision of, accounting, tax and related technical support to the Funds’, including the review and presentation to the Board for approval of securities valuation methods and sources (including the facilitation of required meetings of the Fund’s Special Oversight, Oversight and Valuation Committee meetings) and reporting on the services provided by the Funds’ Custodian’s portfolio accounting group;

Fund Administration Legal Services

v.                                      Prepare and distribute the agenda and background materials for all Board meetings and the meetings of the Board’s committees, attend and make presentations at Board and Board committee meetings where appropriate or requested, prepare minutes for all Board and Board committee meetings; facilitate communications with, and the activities of, the Funds’ Independent Trustees and their Counsel; facilitate meetings of the Funds’ independent chairman, monitor and coordinate the  follow-up on matters raised at any Board, Board committee and chairman’s meetings; and attend shareholder meetings and prepare minutes of all such meetings;

w.                                    Refer to the Funds’ officers or transfer agent, and, as appropriate the Board, any shareholder inquiries relating to the Funds to the extent that the Administrator is the first party to become aware of such inquiries.

x.                                        Compile and maintain the Funds’ Trustees’ and Officers’ Questionnaires;

y.                                      In cooperation with the Funds’ Chief Compliance Officer and investment adviser, prepare and file with the SEC: Form N-CSR; Form N-Q; Form N-PX; and Form N-1A, including all necessary amendments, updates and sticker supplements of the prospectus and statement of additional information for each Fund as well as certain of the Funds’ other communications with the SEC regarding the Funds’ regulatory filings;

z.                                        In cooperation with and subject to review by the Funds’ investment adviser, prepare any necessary proxy statements, file such statements with the SEC and provide consultation on proxy solicitation matters;

aa.                                 Assist the Funds in all other required filings of the Funds made with the SEC (such as exemptive applications and no-action letter requests) or any other regulatory entities, including state corporation reports and private letter ruling requests with the IRS;

bb.                               Maintain general Board calendars and regulatory filings calendars;

cc.                                 Act as liaison to counsel to the Funds and counsel to the Independent Trustees;

dd.                               In cooperation with and subject to review by the Funds’ Chief Compliance Officer and investment adviser, assist in developing and periodically reviewing the Funds’ 1940 Act Rule 38a-1 Compliance Policies and Procedures Manual;

ee.                                 Maintain continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds , update the Board, Fund officers  and the investment adviser or sub-adviser on those developments and provide related planning assistance where requested or appropriate;

ff.                                     Coordinate the Funds’ insurance coverage, including facilitating the solicitation of  bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

gg.                               Coordinate the quarterly and annual compliance reporting of the Administrator for review by the Funds’ Chief Compliance Officer;

hh.                               Participate and assist in the preparation and filing of responses to inspections or examinations, where applicable, by the SEC and other regulatory authorities;

ii.                                       Coordinate the printing of the prospectus and shareholder financial reports;

jj.                                       Coordinate and oversee the vendors providing state securities (“blue sky”) registration and maintenance;

Fund Administration Tax Services

kk.                                 Compute tax basis provisions for both excise and income tax purposes;

ll.                                       Prepare initial federal, state and local income tax returns for the Funds and direct, assist and coordinate the review of the Funds’ federal, state, and local income tax returns and any required extension requests by the Funds’ independent accountants, as paid tax preparers, and execution and filing by the Funds’ treasurer, including Form 1120-RIC, Form 8613 and Forms 1099;

mm.                           Coordinate Form 1099 mailings; and

nn.                               Review and approve periodic income distribution calculations, including estimates, and annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for the Funds for which the Funds will pay such fees, including the Administrator’s reasonable out-of-pocket expenses as may be mutually agreed upon by the Board and Administrator from time to time. The provision of such services shall be subject to the terms and conditions of this Agreement.